Exhibit 10.22
OPENDOOR TECHNOLOGIES INC.
1 Post Street, 11th Floor
San Francisco, California 94104

December 1, 2022

Carrie Wheeler
VIA EMAIL

Re: Amendment of Letter Agreement
Dear Carrie:

It is with great pleasure that I confirm our offer to appoint you as Chief Executive Officer of Opendoor Technologies Inc., a Delaware corporation (the “Company”), reporting to the Board of Directors of the Company. If you accept our offer, you will start in your new role effective December 1, 2022 (the “Effective Date”).

Reference is hereby made to your employment offer letter from Opendoor Labs Inc. dated as of September 3, 2020, in connection with your appointment as its Chief Financial Officer (the “Agreement”). This letter amends the Agreement, effective as of the Effective Date, in the manner set forth herein, to reflect your new role and the compensation and benefits to which you are entitled in such role.

1.     Section 1 of the Agreement is amended and restated in its entirety to read as follows:

    1.    Employment & Board Position. Effective as of December 1, 2022 (the “Effective Date”), you shall and hereby do resign from your position as Chief Financial Officer of the Company and commence service as Chief Executive Officer (“CEO”) of the Company with such responsibilities, duties and authority normally associated with such position and as may from time to time be assigned to you by the Board of Directors of the Company (the “Board”), to whom you will report. During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. Your primary office location will be in San Francisco, California, and you shall be required to work from such office location to the extent required under Company policy in effect from time to time. Reasonable business travel will be required from time to time in the performance of your duties hereunder.

    Commencing on the Effective Date and for so long as you are employed as CEO of the Company, you will be a member of the Board. In the event you are no longer CEO of the Company, you shall and hereby do resign your position as a member of the Board, effective as of the date you are no longer CEO of the Company.

2.    Section 2 of the Agreement is amended and restated in its entirety to read as follows:

    2.     Salary; Annual Bonus.

    (a)    You will be paid a base salary at the annual rate of $750,000 (the “Annual Base Salary”), to be paid (net of applicable taxes, withholding and any other deductions) in accordance with the Company’s regular payroll practices.

    (b)    You will be eligible to participate in an annual cash incentive program established by the Compensation Committee of the Board (the “Committee”). Your annual cash incentive compensation under such program (the “Annual Bonus”) shall be targeted at $250,000 (the “Target Bonus”) , with the actual amount of the Annual Bonus to be determined based on the attainment of performance goals to be determined by the Committee and net of applicable taxes, withholding and any other deductions. Notwithstanding the foregoing, for the 2023 calendar year, your Annual Bonus shall be $250,000.

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The payment of any Annual Bonus pursuant to the incentive program shall be subject to your continued employment with the Company through the date of payment.

3.    Section 5 of the Agreement is amended by adding new subsections (e) and (f) to read as follows:

    (e)    In connection with your appointment as the CEO, the Company shall grant you an award of restricted stock units under the Company’s 2020 Incentive Award Plan (the “Plan”) covering a number of shares of the Company’s common stock (“Common Stock”) equal to $25,000,000 divided by (i) the average closing price per share of Common Stock over the 20 trading day period commencing with the trading day that is ten days preceding the Effective Date, or (ii) $1.65, if greater than the amount in clause (i), or (iii) $2.00, if lesser than the amount in clause (i) (the “Promotion RSUs”). The Promotion RSUs shall be subject to a time-based vesting requirement, which shall be satisfied quarterly over a four-year period commencing (regardless of the date of grant) on the Effective Date, in all cases subject to your employment with the Company on each such vesting date, except as otherwise stated herein. The date of grant of the Promotion RSUs shall be the third business day following the last trading day in the above-mentioned trading-day period, provided, that the Committee may determine, following consultation with you, that some portion of the Promotion RSUs shall instead be granted by the Company on January 2, 2023. Notwithstanding anything to the contrary in this paragraph, the Promotion RSUs shall not be granted unless you remain employed as of the date of grant and have not as of such date given or received notice of termination of your employment. The Promotion Award will be made pursuant to an award agreement that shall have, except as expressly provided herein, terms and conditions no less favorable to you than the Company’s form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement under the Plan and on file with the Company’s 2021 Form 10-K. The Company will make arrangements to allow you to satisfy any tax withholding obligation arising in connection with the settlement of the Promotion RSUs by delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy such tax obligations, subject to Company insider trading policy (including blackout periods) and applicable law.

    (f)    Your performance in your position as CEO, and the performance of the additional members of your senior leadership team, will be reviewed annually by the Committee, with input from the full Board, and, in connection with each such review, you and each of the members of your team shall be considered for annual equity-based compensatory awards, whether under the Plan or any other equity-based compensation plan of the Company, it being the expectation and intent of the Company that annual refresh equity awards will be made to you and the members of the team each year. The magnitude and terms of such equity awards shall be informed by the pay practices of the Company’s peer set of companies, and the Company intends that a portion of each annual equity award to you and to the members of your team shall include only time-based vesting criteria and a portion shall include both time- and performance-based vesting criteria. For the avoidance of doubt, the Company is not committing in this clause (f) to make a grant of any particular size, with particular vesting terms, to you or any other individual, or to make any grant at all, it being within the sole discretion of the Committee and/or the Board to administer the Plan and approve grants thereunder, and all terms and conditions thereof.

4.    Section 8 of the Agreement is amended by adding a new subsection (f) to read as follows, and renumbering the remaining subsections thereof accordingly:

        (f)    If your employment is terminated by the Company without Cause or you resign for Good Reason (in each case, as defined in this Section 8, except that any references to the chief executive officer of the Company or Opendoor shall be deemed to refer instead to the Board), then, subject to your signing the Company’s standard release of claims for executives (which shall not include additional restrictive covenants) (the “Release”) on or before the 21st day following the date of your termination (the “Date of Termination”), or in the event that your termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended) on or before the 45th day following the Date of Termination, as the case may be, and provided that you do not revoke the Release and your continued compliance with Section 6, you shall receive, in addition to any accrued salary and paid time off, the following:

        (i) an amount in cash equal to one times the Annual Base Salary plus the Target Bonus, payable in the form of salary continuation in regular installments over the 12-month period following the Date of Termination (the “Severance Period”) in accordance with the Company’s normal payroll practices;

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        (ii) if you timely elect to receive continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to COBRA, then the Company shall directly pay, or reimburse you for, the COBRA premiums for you and your covered dependents under such plans during the period commencing on your Date of Termination and ending upon the earliest of (X) the last day of the Severance Period, (Y) the date that you and/or your covered dependents become no longer eligible for COBRA or (Z) the date you become eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer (and you agree to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your and your covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall commence in the month following the month in which the Date of Termination occurs and shall end on the earlier of (X) the last day of the Severance Period, or (Y) the date you become eligible to receive healthcare coverage from a subsequent employer (and you agrees to promptly notify the Company of such eligibility); and

        (iii) the portion of your then-outstanding Promotion RSUs and any other equity awards you hold that are subject solely to time-based vesting requirements that would otherwise vest within the 12-month period following the Date of Termination shall become fully vested, provided, that, if, as of the Date of Termination, the Company has not yet granted to you the total number of Promotion RSUs set forth in Section 5(e) hereof, then you shall become fully vested in a number of Promotion RSUs equal to the number of Promotion RSUs that would have otherwise vested within the 12-month period following the Date of Termination assuming such total number of Promotion RSUs had been granted prior to the Date of Termination.

5.        Section 11 is amended by adding a new subsection (k) at the end thereof to read as follows:

    (k)     Section 409A.

    (i) General. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

    (ii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that constitutes nonqualified deferred compensation and is designated under this Agreement as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 8(f) shall not be paid, or, in the case of installments, shall not commence payment, until the 60th day following your Separation from Service (the “First Payment Date”). Any installment payments that would have been made to you during the 60 day period immediately following your Separation from Service but for the preceding sentence shall be paid to you on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

    (iii) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you under this Agreement shall be paid as otherwise provided herein.

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    (iv) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to you shall be paid to you no later than December 31 of the year following the year in which the expense was incurred. You will submit your reimbursement request promptly following the date the expense is incurred, and the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code. Your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

    (v) Installments. Your right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

6.    The Company has assumed the obligations of Opendoor Labs Inc. under the Agreement to the extent necessary and applicable and shall cause Opendoor Labs Inc. to perform any obligations under the Agreement, as amended by this letter agreement, to the extent necessary and applicable. Except as otherwise specifically amended by this letter agreement, the Agreement shall remain in full force and effect. In the event of any conflict between the Agreement and this letter agreement, the terms of this letter agreement shall control.

    To indicate your acceptance of your new role on the terms set forth herein, please sign and date this letter and return to me within two business days of the date of this letter.

Very truly yours,

OPENDOOR TECHNOLOGIES INC.

By:
     Glenn Solomon
     On behalf of the Board of Directors

ACCEPTED AND AGREED:

Carrie Wheeler

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